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                                                                  Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 33-80755, No. 333-20555, and No. 333-36951) of PeopleSoft, Inc.
and in the related Prospectuses and in the Registration Statements (Form S-8) pertaining to the 1989 Stock Option Plan, the 1992 Directors' Plan, the 1992 Employee Stock Purchase Plan of PeopleSoft, Inc. and the Red Pepper Software Company 1993 stock option plan, of our report dated January 28, 1998, with respect to the consolidated financial statements of PeopleSoft, Inc. included in this Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP
                                                      Ernst & Young LLP


Walnut Creek, California
March 26, 1997